Exhibit 23.1
PRIVATE AND CONFIDENTIAL
The Board of Directors
Meadville Holdings Limited
No.4, Dai Shun Street
Tai Po Industrial Estate
Tai Po
New Territories
Attention: Mr Canice Chung
23 April 2010
Our Ref: KKYC.HOYT/02013557.A006
Dear Sirs
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (333-165514 and 333-148687) and Forms S-8 (333-138219 and 333-46454) of TTM Technologies, Inc. of our report dated March 15, 2010 relating to the financial statements of Printed Circuit Board Business of Meadville Holdings Limited, which appears in the Current Report on Form 8-K/A of TTM Technologies, Inc. dated April 8, 2010.
Yours faithfully
HOYT/ILL